Exhibit 99.1

KONTOOR BRANDS REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS; PROVIDES OUTLOOK FOR FULL YEAR 2020

•	Fourth Quarter 2019 GAAP EPS of $0.50, Adjusted EPS of $0.97; Full Year 2019 GAAP EPS of $1.69, Adjusted EPS of $3.84

•	2019 Reported Revenue of $2.55 billion, Adjusted Revenue of $2.52 billion, consistent with full year guidance

•	Fourth Quarter Reported Gross Margin increased 210 basis points to 40.7 percent and Adjusted Gross Margin increased 30 basis points to 40.9 percent

•	2019 EBITDA of $194 million, Adjusted EBITDA of $341 million, consistent with full year guidance

•	Inventory declined 3 percent at year end, consistent with guidance

•	Significant cash flow generation supported aggressive debt paydown and superior dividend payout
GREENSBORO, N.C. - March 5, 2020 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and full year ended December 28, 2019.
“2019 has been a year of transformational change for our organization, our leadership teams and our employees around the globe. Since our spin-off in May of 2019, we have been successfully executing on our Horizon 1 strategic initiatives, making excellent strides in setting the foundation for more profitable, and sustainable, long-term growth,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “As we look to 2020, we remain sharply focused on the continued optimization and globalization of our operating model.”
Baxter added, “Our strong cash flow generation has allowed us to pay a superior dividend while also significantly de-levering our balance sheet, by paying down debt well ahead of guidance, during the first seven months post-separation. This robust cash flow will continue to be an important pillar in support of our evolving capital structure, further enhancing our financial flexibility in 2020 and beyond.”
This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments. This release also refers to “constant currency” amounts. These adjustments are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

Fourth Quarter 2019 Income Statement Review
During the fourth quarter and throughout 2019, the Company has undergone transformational change to improve operational performance, address internal and external factors, and set the stage for long-term profitable growth. While this change has negatively impacted near-term revenue, quality-of-sales initiatives that focus on higher margin and faster growing lines of business, as well as the exit of select non-strategic lines of business and points of distribution, position the company for future success.
Revenue decreased to $653 million, a 10 percent year-over-year decline on a reported and constant currency basis. Revenue declined 8 percent compared to fourth quarter 2018 adjusted revenue.
Revenue declines during the quarter, compared with fourth quarter 2018 adjusted revenue, were significantly impacted by three transformational factors:

•
Proactive strategic quality-of-sales initiatives contributed 3 points to the decline, reflecting business model changes and actions taken to exit an underperforming country and other global points of distribution, including select channels in India;

•	The reduced sales of certain lower margin lines of business and lower distressed sales, which represented approximately 1 point of the decline; and,

•	Impacts of a major U.S. retailer bankruptcy in the fourth quarter of 2018, which contributed approximately 1 point of the decline.
During the fourth quarter, U.S. revenue was $517 million, down 8 percent on a reported basis. Compared with 2018 adjusted revenue, U.S. revenue declined 6 percent, driven primarily by the transformational factors previously mentioned, as well as softness in broader retailer traffic during the holiday period and the exit or reduction of select non-core programs. These declines were partially offset by growth in digital, with U.S. digital wholesale increasing 52 percent.
International revenue was $136 million, down 17 percent on a reported basis and down 16 percent in constant currency. Compared to fourth quarter 2018 adjusted revenue, international revenue declined 14 percent driven primarily by the previously mentioned quality-of-sales initiatives. These declines were partially offset by growth in owned digital revenue in Europe and China, which grew 36 percent and 8 percent in constant currency, respectively.
Wrangler® brand global revenue decreased to $417 million, a 6 percent decline on a reported and constant currency basis. Compared to fourth quarter 2018 adjusted revenue, global revenue declined 5 percent and U.S. revenue declined 3 percent. Lower distressed sales and the exit or reduction of select non-core programs were the primary drivers of the U.S. decline.
As expected, Lee® brand global revenue sequentially moderated in the fourth quarter, decreasing 12 percent to $202 million on a reported basis and in constant currency, driven by the previously mentioned transformational factors.
Other global revenue declined 36 percent to $34 million, driven primarily by planned reductions in sales of product manufactured for others, non-branded VF Outlet™ and Rock & Republic®.

Gross margin increased 210 basis points to 40.7 percent of revenue on a reported basis. On an adjusted basis, gross margin increased 30 basis points to 40.9 percent of revenue. Increases were primarily due to the favorable impacts of restructuring and quality-of-sales initiatives, as well as improving channel mix, which more than offset the negative impact of actions taken to exit points of distribution in India and foreign currency headwinds. Year-over-year adjusted gross margin comparisons have improved in each of the last four quarters, including expansion during the last two, despite pressures from actions taken in India.
Selling, General & Administrative (SG&A) expenses were $207 million on a reported basis. On an adjusted basis, SG&A was $182 million, down 90 basis points to 27.9 percent of revenue, with tight expense control and restructuring benefits more than offsetting fixed cost de-leverage due to revenue declines.
Operating income on a reported basis was $59 million. On an adjusted basis, operating income was $85 million, up 2 percent over the same period in 2018. Operating margin on a reported basis declined to 9.0 percent of revenue. Adjusted operating margin increased 130 basis points to 13.1 percent of revenue, driven by restructuring, cost savings and quality-of-sales initiatives.
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $65 million. Adjusted EBITDA was $93 million, up 1 percent. EBITDA margin on a reported basis declined to 10.0 percent of revenue. Adjusted EBITDA margin increased 130 basis points to 14.2 percent of revenue, driven by the previously mentioned strategic initiatives. Actions taken in India drove an approximate $4 million unfavorable adjusted EBITDA impact in the quarter.
Earnings per share was $0.50 on a reported basis. Adjusted earnings per share was $0.97. Actions taken in India drove an approximate $0.07 unfavorable adjusted earnings per share impact in the quarter.
2019 Income Statement Review
Unless otherwise stated, 2019 revenue is presented on an adjusted basis.
Revenue decreased 8 percent to $2.55 billion on a reported basis, down 6 percent in constant currency. Compared with 2018 adjusted revenue, 2019 revenue declined 6 percent to $2.52 billion, in line with company full year 2019 guidance.
Revenue declines, compared with 2018 adjusted revenue, were significantly impacted by two transformational factors:

•
Proactive strategic quality-of-sales initiatives contributed 3 points to the decline, reflecting business model changes and actions taken to exit an underperforming country and other global points of distribution, including select channels in India; and

•	Impacts of a major U.S. retailer bankruptcy in the fourth quarter of 2018, which represented approximately 2 points of the decline.
Foreign currency headwinds impacted revenue by approximately 1 point.
U.S. revenue was $1.91 billion, down 5 percent on a reported basis. U.S. revenue declined 3 percent compared with 2018 adjusted revenue, primarily driven by the transformational factors previously mentioned, as well as the exit or reduction of select non-core programs. These declines were partially offset by growth in digital, with U.S. digital wholesale increasing 43 percent.
International revenue was $639 million, down 15 percent on a reported basis and down 10 percent in constant currency. Compared with 2018 adjusted revenue, international revenue declined 13 percent, with second half revenue rate comparisons improving relative to first half results. Declines were driven primarily by the previously mentioned quality-of-sales initiatives. International declines were partially offset by growth in digital wholesale, owned digital and China, which grew 14 percent, 6 percent and 2 percent in constant currency, respectively.
Wrangler® brand global revenue decreased 5 percent to $1.52 billion on a reported basis, down 4 percent in constant currency. Compared with 2018 adjusted revenue, global revenue declined 4 percent and U.S. revenue declined 2 percent. The previously mentioned customer bankruptcy accounted for 2 points of the decline in the U.S.
Lee® brand global revenue decreased 8 percent to $882 million on a reported basis, down 6 percent in constant currency. Compared with 2018 adjusted revenue, global revenue declined 8 percent and U.S. revenue declined 6 percent due to the transformational factors previously mentioned. On a constant currency basis, Lee® brand revenue increased 2 percent in China during 2019, with broad-based strength across all channels of distribution, including a 2 percent comparable store increase and 2 percent increase in the digital business.
Other global revenue decreased 26 percent to $148 million, due to planned reductions in sales of product manufactured for others, non-branded VF Outlet™ and Rock & Republic®.
Gross margin decreased 90 basis points to 39.4 percent on a reported basis. On an adjusted basis, gross margin was down 70 basis points to 40.8 percent. Declines were primarily due to higher distressed sales and manufacturing inefficiencies associated with the right sizing of capacity, the negative impact of actions taken in India and foreign currency headwinds, which more than offset the benefits of restructuring and quality-of-sales initiatives. As expected, the benefits of these restructuring and quality-of-sales initiatives began to more fully manifest in the second half of 2019, with adjusted gross margin increasing by 25 basis points over the same period in 2018, compared with first half 2019 declines of 180 basis points.
Selling, General & Administrative (SG&A) expenses were $803 million on a reported basis. On an adjusted basis, SG&A was $719 million, down $40 million compared with 2018 adjusted SG&A of $759 million, driven by benefits of restructuring and cost savings initiatives and tight expense control. Adjusted SG&A, as a percentage of revenue, was up 20 basis points to 28.5 percent, driven primarily by fixed cost de-leverage due to revenue declines.
Non-cash impairment of intangible asset represents a $33 million charge related to the Rock & Republic® trademark.
Operating income on a reported basis was $168 million. On an adjusted basis, operating income was $310 million. Operating margin on a reported basis declined to 6.6 percent of revenue. Adjusted operating margin decreased 90 basis points to 12.3 percent of revenue.
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $194 million. Adjusted EBITDA was $341 million, down 12 percent. EBITDA margin on a reported basis declined to 7.6 percent of revenue. Adjusted EBITDA margin decreased 90 basis points to 13.5 percent. Actions taken in India drove an approximate $12 million unfavorable adjusted EBITDA impact for the year.
Earnings per share was $1.69 on a reported basis. Adjusted earnings per share was $3.84. Actions taken in India drove an approximate $0.21 unfavorable adjusted earnings per share impact for the year, inclusive of a reversal of tax benefits incurred on losses recorded in the third quarter of 2019.
December 28, 2019 Balance Sheet Review
The Company ended 2019 with $107 million in cash and equivalents, and approximately $913 million in total debt. The company paid down $127 million of debt during 2019, including $77 million during the fourth quarter.
During the fourth quarter of 2019, the Company paid its second regular quarterly cash dividend of $0.56 per share. Additionally, on February 19, 2020, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.56 per share payable on March 20, 2020, to shareholders of record at the close of business on March 10, 2020.
Inventory at the end of 2019 was $458 million, down 3 percent compared to the prior year period.
2020 Full Year Outlook
“As a new publicly traded company, we believe it is important to understand the underlying fundamentals of our business, and therefore our outlook for 2020 excludes the impact of the COVID-19 coronavirus. We believe this most accurately reflects our business model, but we also think it is important to provide investors context with respect to potential coronavirus impacts,” Baxter said, which are outlined below.
Kontoor Brands’ outlook for the fiscal year ended January 2, 2021, which includes a 53rd week, compared to adjusted 2019 is as follows:

•
Revenue is expected to be largely consistent with full year 2019 adjusted revenue, with branded Wrangler® and Lee® revenue anticipated to increase low-single digits while other non-strategic revenues are expected to decline double-digits due to ongoing planned reductions in non-branded VF Outlet™ and Rock & Republic®. The 53rd week is expected to contribute approximately one half of a point to full year revenue.

The negative impact of 2019 strategic business exits, quality-of-sales initiatives and lower revenue associated with non-strategic lines of business is expected to contribute up to 3 points of headwind to full year 2020 revenue with the majority occurring during the first half of the year.  In addition, timing shifts between the second quarter and third quarter shipments are anticipated.
Due to these reasons, first half revenue is expected to decline. Revenue is expected to grow in the second half based on the moderating headwinds from restructuring and quality-of-sales actions, benefits of expanding programs and points of distribution, as well as the timing of shipments, with the strongest revenue growth expected during the fourth quarter.

•
Gross margin is expected to be in the range of 41.0 percent to 41.5 percent compared with full year 2019 adjusted gross margin of 40.8 percent, driven by ongoing restructuring and quality-of-sales initiatives, as well as structural mix shifts to more accretive DTC and international businesses.

•
Adjusted EPS is expected to be in the range of $3.55 to $3.65 compared with full year 2019 adjusted EPS of $3.84. Adjusted EPS excludes expenses primarily related to the implementation of the global ERP system and information technology infrastructure. 2020 includes an additional five months of interest expense that impacts full year adjusted EPS by approximately $0.23 compared with 2019 adjusted EPS, which will negatively impact first half 2020 comparisons.

•
Cash flow from operations is expected to be greater than $325 million, with significant financial flexibility in support of continued aggressive debt paydown, superior dividend payments and the funding of capital expenditures and implementation costs related to a new global ERP system and information technology infrastructure.

Other full year assumptions include:

•
Adjusted EBITDA is expected to be in the range of $350 million to $360 million, reflecting a mid-single digit increase at the midpoint compared with full year 2019 adjusted EBITDA of $341 million. Adjusted EBITDA excludes approximately $90 million of 2020 expenses largely driven by the global ERP system and information technology infrastructure expenses. Due to ongoing restructuring and quality-of-sales initiatives, profitability improvements will be more fully realized within the second half of 2020, with expected top line leverage supporting the strongest year-over-year EBITDA growth in the fourth quarter.

•
Capital expenditures (including ERP) are expected to range between $55 million and $70 million, including approximately $30 million to $40 million to support the design and implementation of a global ERP system. As previously announced, the global ERP implementation is expected to require approximately $80 million to $90 million of capital investment during a two-to-three-year period, including $26 million that occurred in 2019, and is expected to result in significant efficiencies and cost savings, once fully implemented.

•	The total reduction in long-term debt for 2020 is anticipated to be in excess of $125 million.

•
An effective tax rate of approximately 22 percent is anticipated. Interest expense, including funding fees related to an accounts receivable sale program, is expected to be approximately $50 million in 2020.

Considerations Regarding Potential Coronavirus Impacts
“Kontoor Brands is carefully monitoring the coronavirus situation. As always, our top priority is to ensure the health and safety of our employees, and our efforts are focused on addressing their needs. Our thoughts are with those impacted,” Baxter said.
“Prior to the emergence of the coronavirus, we saw improved trends from holiday, both within the U.S. and international markets,” Baxter said. “Based on information we have quarter-to-date, we anticipate a potential negative global impact of approximately 4 points to our first quarter revenue, due mostly to our operations in China.”
For additional context, China operations represent approximately 7 percent of annual global revenue for Kontoor. Operations in China consist of wholesale channels including digital and partnership stores, as well as owned and operated full price and outlet stores.  In February, a majority of owned and partner retail doors were closed for the month while most of the remaining doors saw very substantial reductions in traffic and comps. Over the past few weeks, the number of doors open is increasing, with approximately 75 percent now open.  Although this trend is anticipated to continue in March, reductions in traffic and comps are expected to continue.
In terms of supply chain impacts, the situation continues to be actively monitored, but currently there are no material disruptions in either manufacturing or sourcing of materials. As a reminder, approximately one third of Kontoor production is owned manufacturing in the Western Hemisphere.
Webcast Information
Kontoor Brands will host its fourth quarter 2019 conference call beginning at 8:30 a.m. Eastern Time today, March 5, 2020. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location for three months.
Non-GAAP Financial Measures
Adjusted Amounts - This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments.
Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.
Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements
Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting Kontoor Brands and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of Kontoor to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with Kontoor Brands’ spin-off from VF Corporation, including the risk of disruption to Kontoor’s business in connection with the spin-off and that Kontoor could lose revenue as a result of such disruption; the risk that Kontoor does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of Kontoor. Other risks for Kontoor include foreign currency fluctuations; the level of consumer demand for apparel; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; diseases, epidemics and health related concerns, such as the recent impact of coronavirus, which could continue to result in closed factories, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; Kontoor’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that Kontoor’s facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by licensees and distributors of the value of Kontoor’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the transition period for the exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and adverse or unexpected weather conditions. More information on potential factors that could affect Kontoor's financial results is included from time to time in Kontoor's public reports filed with the SEC and Kontoor Brands’ Registration Statement on Form 10 also filed with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Senior Director, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Income
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars in thousands)	2019	2018	Change	2019	2018	Change
Net revenues	$652,611	$726,233	(10)%	$2,548,839	$2,763,998	(8)%
Costs and operating expenses
Cost of goods sold	387,082	446,176	(13)%	1,544,465	1,649,435	(6)%
Selling, general and administrative expenses	206,982	210,441	(2)%	803,448	781,521	3%
Non-cash impairment of intangible asset	—	—	*	32,636	—	*
Total costs and operating expenses	594,064	656,617	(10)%	2,380,549	2,430,956	(2)%
Operating income	58,547	69,616	(16)%	168,290	333,042	(49)%
Interest income from former parent, net	—	2,323	(100)%	3,762	7,738	(51)%
Interest expense	(13,911)	(192)	*	(35,787)	(1,173)	*
Interest income	388	1,564	(75)%	3,931	5,740	(32)%
Other expense, net	(1,205)	(746)	62%	(5,002)	(5,269)	(5)%
Income before income taxes	43,819	72,565	(40)%	135,194	340,078	(60)%
Income taxes	15,066	20,663	(27)%	38,540	77,005	(50)%
Net income	$28,753	$51,902	(45)%	$96,654	$263,073	(63)%
Earnings per common share
Basic	$0.51	$0.92		$1.71	$4.64
Diluted	$0.50	$0.92		$1.69	$4.64
Weighted average shares outstanding
Basic	56,760	56,648		56,688	56,648
Diluted	57,867	56,648		57,209	56,648
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2019 and December 2018 relate to the 13-week and 52-week fiscal periods ended December 28, 2019 and December 29, 2018, respectively. References to December 2019 and December 2018 relate to the balance sheets as of December 28, 2019 and December 29, 2018, respectively. The Company presented its 2018 unaudited condensed combined statements of income by quarter in its press release dated August 8, 2019 in order to provide investors with comparable financial information. Interest expense and interest income for the periods ended December 2018 have been revised by $2.6 million to correct the presentation of these line items. Amounts herein may not recalculate due to the use of unrounded numbers.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(In thousands)	December 2019	December 2018
ASSETS
Current assets
Cash and equivalents	$106,808	$96,776
Accounts receivable, net	228,459	252,966
Due from former parent, current	—	547,690
Notes receivable from former parent	—	517,940
Inventories	458,101	473,812
Prepaid expenses	47,438	28,651
Other current assets	36,797	23,363
Total current assets	877,603	1,941,198
Due from former parent, noncurrent	—	611
Property, plant and equipment, net	132,192	138,449
Operating lease assets	86,582	—
Intangible assets, net	17,293	53,059
Goodwill	212,836	214,516
Deferred income taxes	79,551	42,891
Other assets	111,099	67,741
TOTAL ASSETS	$1,517,156	$2,458,465
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$1,070	$3,215
Accounts payable	147,347	134,129
Due to former parent, current	—	16,140
Notes payable to former parent	—	269,112
Accrued liabilities	194,744	194,228
Operating lease liabilities, current	35,389	—
Total current liabilities	378,550	616,824
Operating lease liabilities, noncurrent	54,746	—
Deferred income taxes	2,459	2,679
Other liabilities	98,875	115,510
Long-term debt	913,269	—
Commitments and contingencies
Total liabilities	1,447,899	735,013
Total equity	69,257	1,723,452
TOTAL LIABILITIES AND EQUITY	$1,517,156	$2,458,465

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2019	2018
OPERATING ACTIVITIES
Net income	$96,654	$263,073
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	30,760	31,035
Stock-based compensation	23,844	14,894
Non-cash impairment of intangible asset	32,636	—
Due from former parent	548,301	(326,075)
Due to former parent	(16,065)	(22,524)
Other, net	61,658	(56,706)
Cash provided (used) by operating activities	777,788	(96,303)
INVESTING ACTIVITIES
Capital expenditures	(22,679)	(21,038)
Software purchases	(14,807)	(1,663)
Collection of notes receivable from former parent	517,940	29,800
Other	3,493	4,230
Cash provided by investing activities	483,947	11,329
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,050,000	—
Payment of debt issuance costs	(12,993)	—
Principal payments of long-term debt	(127,000)	—
Repayment of notes payable to former parent	(269,112)	—
Net transfers (to) from former parent	(1,814,682)	107,246
Dividends paid	(63,555)	—
Proceeds from issuance of Common Stock, net of shares withheld for taxes	1,035	—
Other	(15,787)	(915)
Cash (used) provided by financing activities	(1,252,094)	106,331
Effect of foreign currency rate changes on cash and cash equivalents	391	(5,392)
Net change in cash and cash equivalents	10,032	15,965
Cash and cash equivalents – beginning of period	96,776	80,811
Cash and cash equivalents – end of period	$106,808	$96,776

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2019	2018
Segment revenues:
Wrangler	$416,978	$443,865	(6)%	(6)%
Lee	201,616	228,999	(12)%	(12)%
Total reportable segment revenues	618,594	672,864	(8)%	(8)%
Other revenues (b)	34,017	53,369	(36)%	(36)%
Total net revenues	$652,611	$726,233	(10)%	(10)%
Segment profit:
Wrangler	$73,293	$70,261	4%	4%
Lee	6,678	2,595	157%	168%
Total reportable segment profit	$79,971	$72,856	10%	10%
Corporate and other expenses	(25,885)	(5,664)	357%	357%
Interest income from former parent, net	—	2,323	(100)%	(100)%
Interest expense	(13,911)	(192)	*	*
Interest income	388	1,564	(75)%	(75)%
Profit related to other revenues (b)	3,256	1,678	94%	94%
Income before income taxes	$43,819	$72,565	(40)%	(39)%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
	2019	2018
Segment revenues:
Wrangler	$1,518,112	$1,602,206	(5)%	(4)%
Lee	882,276	960,243	(8)%	(6)%
Total reportable segment revenues	2,400,388	2,562,449	(6)%	(5)%
Other revenues (b)	148,451	201,549	(26)%	(26)%
Total net revenues	$2,548,839	$2,763,998	(8)%	(6)%
Segment profit:
Wrangler	$215,008	$265,981	(19)%	(24)%
Lee	68,214	92,756	(26)%	(25)%
Total reportable segment profit	$283,222	$358,737	(21)%	(24)%
Non-cash impairment of intangible asset (c)	(32,636)	—	*	*
Corporate and other expenses	(90,117)	(30,916)	191%	192%
Interest income from former parent, net	3,762	7,738	(51)%	(51)%
Interest expense	(35,787)	(1,173)	*	*
Interest income	3,931	5,740	(32)%	(31)%
Profit (loss) related to other revenues (b)	2,819	(48)	*	*
Income before income taxes	$135,194	$340,078	(60)%	(64)%

(a) Refer to constant currency definition on the following pages.
(b) Other is included for purposes of reconciliation of revenues and profit, but the Other category is not considered a reportable segment. Other includes sales of third-party branded merchandise at VF Outlet™ stores, sales and licensing of Rock & Republic® branded apparel, and sales of products manufactured for third-parties. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in the respective segments discussed above. The Other category also includes transactions with VF for pre-Separation activities, none of which will continue going forward. These transactions include sales of VF-branded products at VF Outlet™ stores, as well as sales to VF for products manufactured in our plants, use of our transportation fleet and fulfillment of a transition services agreement related to VF’s sale of its Nautica® brand business in mid-2018.
(c) Represents a $32.6 million impairment charge related to the Rock & Republic® trademark recorded during the third quarter of 2019.
* Calculation not meaningful

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2019
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$416,978	$763	$417,741
Lee	201,616	1,039	202,655
Total reportable segment revenues	618,594	1,802	620,396
Other revenues	34,017	—	34,017
Total net revenues	$652,611	$1,802	$654,413
Segment profit:
Wrangler	$73,293	$72	$73,365
Lee	6,678	267	6,945
Total reportable segment profit	$79,971	$339	$80,310
Corporate and other expenses	(25,885)	(13)	(25,898)
Interest expense	(13,911)	12	(13,899)
Interest income	388	—	388
Profit related to other revenues	3,256	4	3,260
Income before income taxes	$43,819	$342	$44,161

	Twelve Months Ended December 2019
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,518,112	$17,276	$1,535,388
Lee	882,276	19,273	901,549
Total reportable segment revenues	2,400,388	36,549	2,436,937
Other revenues	148,451	21	148,472
Total net revenues	$2,548,839	$36,570	$2,585,409
Segment profit:
Wrangler	$215,008	$(12,341)	$202,667
Lee	68,214	1,647	69,861
Total reportable segment profit	$283,222	$(10,694)	$272,528
Non-cash impairment of intangible asset	(32,636)	—	(32,636)
Corporate and other expenses	(90,117)	(104)	(90,221)
Interest income from former parent, net	3,762	—	3,762
Interest expense	(35,787)	(328)	(36,115)
Interest income	3,931	19	3,950
Profit related to other revenues	2,819	6	2,825
Income before income taxes	$135,194	$(11,101)	$124,093
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(In thousands, except for per share amounts)	2019	2018

Net revenues - as reported under GAAP	$652,611	$726,233
Business model changes (a)	—	(16,363)
Adjusted net revenues	$652,611	$709,870

Cost of goods sold - as reported under GAAP	$387,082	$446,176
Restructuring & separation costs (b)	(1,670)	(10,731)
Business model changes (a)	—	(13,934)
Other adjustments (c)	—	(19)
Adjusted cost of goods sold	$385,412	$421,492

Selling, general and administrative expenses - as reported under GAAP	$206,982	$210,441
Restructuring & separation costs (b)	(12,734)	(12,715)
Business model changes (a)	—	(4,787)
Other adjustments (c)	(12,301)	11,765
Adjusted selling, general and administrative expenses	$181,947	$204,704

Other expense, net - as reported under GAAP	$(1,205)	$(746)
Business model changes (a)	—	(10)
Other adjustments (c)	1,201	1,558
Adjusted other expense, net	$(4)	$802

Diluted earnings per share - as reported under GAAP	$0.50	$0.92
Restructuring & separation costs (b)	0.19	0.33
Business model changes (a)	—	0.04
Other adjustments (c)	0.28	(0.17)
Adjusted diluted earnings per share	$0.97	$1.12

Net income - as reported under GAAP	$28,753	$51,902
Income taxes	15,066	20,663
Interest income from former parent, net	—	(2,323)
Interest expense	13,911	192
Interest income	(388)	(1,564)
EBIT	$57,342	$68,870

Depreciation and amortization	7,740	7,366

EBITDA	$65,082	$76,236
Restructuring & separation costs (b)	14,404	23,446
Business model changes (a)	—	2,348
Other adjustments (c)	13,502	(10,188)
Adjusted EBITDA	$92,988	$91,842

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(In thousands, except for per share amounts)	2019	2018

Net revenues - as reported under GAAP	$2,548,839	$2,763,998
Business model changes (a)	(25,805)	(81,332)
Adjusted net revenues	$2,523,034	$2,682,666

Cost of goods sold - as reported under GAAP	$1,544,465	$1,649,435
Restructuring & separation costs (b)	(24,191)	(12,522)
Business model changes (a)	(24,194)	(66,073)
Other adjustments (c)	(1,804)	(2,075)
Adjusted cost of goods sold	$1,494,276	$1,568,765

Selling, general and administrative expenses - as reported under GAAP	$803,448	$781,521
Restructuring & separation costs (b)	(58,912)	(16,093)
Business model changes (a)	(6,134)	(21,625)
Other adjustments (c)	(19,541)	15,276
Adjusted selling, general and administrative expenses	$718,861	$759,079

Other expense, net - as reported under GAAP	$(5,002)	$(5,269)
Business model changes (a)	(143)	(153)
Other adjustments (c)	5,276	5,178
Adjusted other expense, net	$131	$(244)

Diluted earnings per share - as reported under GAAP	$1.69	$4.64
Restructuring & separation costs (b)	1.21	0.40
Business model changes (a)	0.08	0.12
Non-cash impairment of intangible asset (d)	0.44	—
Other adjustments (c)	0.41	(0.19)
Adjusted diluted earnings per share	$3.84	$4.98

Net income - as reported under GAAP	$96,654	$263,073
Income taxes	38,540	77,005
Interest income from former parent, net	(3,762)	(7,738)
Interest expense	35,787	1,173
Interest income	(3,931)	(5,740)
EBIT	$163,288	$327,773

Depreciation and amortization	30,760	31,035

EBITDA	$194,048	$358,808
Restructuring & separation costs (b)	83,103	28,615
Business model changes (a)	4,380	6,212
Non-cash impairment of intangible asset (d)	32,636	—
Other adjustments (c)	26,621	(8,023)
Adjusted EBITDA	$340,788	$385,612

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures

Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes relate to the exit of unprofitable markets in Europe, the transition of our former Central and South America region to a licensed model, and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in a corresponding tax impact of ($0.1) million for the three months ended December 2018, and ($0.1) million and ($0.6) million for the 12 months ended December 2019 and 2018, respectively.
(b) Restructuring costs relate to strategic actions taken to achieve cost savings, and separation costs relate to the spin-off from VF Corporation and establishment of Kontoor as a separate public company, including the implementation of a new global ERP system and information technology infrastructure. These restructuring and separation costs resulted in a corresponding tax impact of $3.4 million and $5.0 million for the three months ended December 2019 and 2018, and $13.8 million and $6.0 million for the 12 months ended December 2019 and 2018, respectively.
(c) Other adjustments have been made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflects the anticipated cost structure of a separate public company. Other adjustments also include the impact of actions taken to exit certain points of distribution in India. These other adjustments resulted in a corresponding tax impact of ($2.1) million and ($2.1) million for the three months ended December 2019 and 2018, respectively, and ($0.3) million and ($2.6) million for the 12 months ended December 2019 and 2018, respectively.
Additionally, the three and 12 months ended December 2019 included ($1.9) million of tax impact related to adjustments to tax balances transferred from former parent at the Separation.
Other adjustments have also been made to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense for calculation of adjusted EBITDA for debt compliance purposes.
(d) Non-cash impairment of intangible asset relates to a write-down of the Rock & Republic® trademark intangible asset to reflect fair value during the third quarter of 2019. The $32.6 million impairment charge resulted in a tax impact of $7.4 million for 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2019		2018
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$652,611	$652,611	$726,233	$709,870

Gross profit	$265,529	$267,199	$280,057	$288,378
As a percentage of total net revenues	40.7%	40.9%	38.6%	40.6%

Selling, general and administrative expenses	$206,982	$181,947	$210,441	$204,704
As a percentage of total net revenues	31.7%	27.9%	29.0%	28.8%

Earnings per common share - diluted	$0.50	$0.97	$0.92	$1.12

EBIT	$57,342	$85,248	$68,870	$84,476

EBITDA	$65,082	$92,988	$76,236	$91,842

	Twelve Months Ended December
	2019		2018
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,548,839	$2,523,034	$2,763,998	$2,682,666

Gross profit	$1,004,374	$1,028,758	$1,114,563	$1,113,901
As a percentage of total net revenues	39.4%	40.8%	40.3%	41.5%

Selling, general and administrative expenses	$803,448	$718,861	$781,521	$759,079
As a percentage of total net revenues	31.5%	28.5%	28.3%	28.3%

Earnings per common share - diluted	$1.69	$3.84	$4.64	$4.98

EBIT	$163,288	$310,028	$327,773	$354,577

EBITDA	$194,048	$340,788	$358,808	$385,612

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenues (Non-GAAP)
(Unaudited)

	Three Months Ended December 2019
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$338,821	$88,340	$4,732	$431,893
Non-U.S. Wholesale	44,158	57,755	612	102,525
Branded Direct-To-Consumer	33,999	55,521	4	89,524
Other	—	—	28,669	28,669
Total	$416,978	$201,616	$34,017	$652,611

Geographic revenues
U.S.	$367,909	$115,435	$33,326	$516,670
International	49,069	86,181	691	135,941
Total	$416,978	$201,616	$34,017	$652,611

	Twelve Months Ended December 2019
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,198,303	$391,887	$22,137	$1,612,327
Non-U.S. Wholesale	213,905	314,882	1,585	530,372
Branded Direct-To-Consumer	105,904	175,507	27	281,438
Other	—	—	124,702	124,702
Total	$1,518,112	$882,276	$148,451	$2,548,839

Geographic revenues
U.S.	$1,282,428	$481,050	$146,469	$1,909,947
International	235,684	401,226	1,982	638,892
Total	$1,518,112	$882,276	$148,451	$2,548,839

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(5,408)	(1,390)	—	(6,798)
Branded Direct-To-Consumer	(4,152)	(793)	—	(4,945)
Other	—	—	(14,062)	(14,062)
Total	$(9,560)	$(2,183)	$(14,062)	$(25,805)

Geographic revenues
U.S.	$—	$—	$(14,062)	$(14,062)
International	(9,560)	(2,183)	—	(11,743)
Total	$(9,560)	$(2,183)	$(14,062)	$(25,805)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,198,303	$391,887	$22,137	$1,612,327
Non-U.S. Wholesale	208,497	313,492	1,585	523,574
Branded Direct-To-Consumer	101,752	174,714	27	276,493
Other	—	—	110,640	110,640
Total	$1,508,552	$880,093	$134,389	$2,523,034

Geographic revenues
U.S.	$1,282,428	$481,050	$132,407	$1,895,885
International	226,124	399,043	1,982	627,149
Total	$1,508,552	$880,093	$134,389	$2,523,034

(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenues (Non-GAAP), Continued
(Unaudited)

	Three Months Ended December 2018
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$350,463	$105,173	$8,891	$464,527
Non-U.S. Wholesale	56,663	69,110	—	125,773
Branded Direct-To-Consumer	36,739	54,716	—	91,455
Other	—	—	44,478	44,478
Total	$443,865	$228,999	$53,369	$726,233

Geographic revenues
U.S.	$378,232	$130,763	$53,369	$562,364
International	65,633	98,236	—	163,869
Total	$443,865	$228,999	$53,369	$726,233

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(1,459)	(121)	—	(1,580)
Branded Direct-To-Consumer	(3,684)	(693)	—	(4,377)
Other	—	—	(10,406)	(10,406)
Total	$(5,143)	$(814)	$(10,406)	$(16,363)

Geographic revenues
U.S.	$—	$—	$(10,406)	$(10,406)
International	(5,143)	(814)	—	(5,957)
Total	$(5,143)	$(814)	$(10,406)	$(16,363)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$350,463	$105,173	$8,891	$464,527
Non-U.S. Wholesale	55,204	68,989	—	124,193
Branded Direct-To-Consumer	33,055	54,023	—	87,078
Other	—	—	34,072	34,072
Total	$438,722	$228,185	$42,963	$709,870

Geographic revenues
U.S.	$378,232	$130,763	$42,963	$551,958
International	60,490	97,422	—	157,912
Total	$438,722	$228,185	$42,963	$709,870

(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenues (Non-GAAP), Continued
(Unaudited)

	Twelve Months Ended December 2018
	Net Revenues - As Reported Under GAAP

(in thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,224,218	$420,244	$30,100	$1,674,562
Non-U.S. Wholesale	263,675	357,471	—	621,146
Branded Direct-To-Consumer	114,313	182,528	—	296,841
Other	—	—	171,449	171,449
Total	$1,602,206	$960,243	$201,549	$2,763,998

Geographic revenues
U.S.	$1,303,948	$509,160	$201,549	$2,014,657
International	298,258	451,083	—	749,341
Total	$1,602,206	$960,243	$201,549	$2,763,998

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(11,409)	(1,691)	—	(13,100)
Branded Direct-To-Consumer	(14,281)	(2,912)	—	(17,193)
Other	—	—	(51,039)	(51,039)
Total	$(25,690)	$(4,603)	$(51,039)	$(81,332)

Geographic revenues
U.S.	$—	$—	$(51,039)	$(51,039)
International	(25,690)	(4,603)	—	(30,293)
Total	$(25,690)	$(4,603)	$(51,039)	$(81,332)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,224,218	$420,244	$30,100	$1,674,562
Non-U.S. Wholesale	252,266	355,780	—	608,046
Branded Direct-To-Consumer	100,032	179,616	—	279,648
Other	—	—	120,410	120,410
Total	$1,576,516	$955,640	$150,510	$2,682,666

Geographic revenues
U.S.	$1,303,948	$509,160	$150,510	$1,963,618
International	272,568	446,480	—	719,048
Total	$1,576,516	$955,640	$150,510	$2,682,666

(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.